EXHIBIT 99.1

OptimumBank Holdings Announces Stock Repurchase Plan

FORT LAUDERDALE, Fla., Sept. 25, 2008 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), the holding company for OptimumBank, announced today that its Board of Directors has approved a stock repurchase plan to buy back up to 5% of its common shares outstanding, or approximately 156,050 shares. The stock repurchase plan will allow OptimumBank Holdings to purchase common shares for a period of one year in the open market or in privately negotiated transactions. The Company has no obligation to purchase shares under the plan, and the amount and exact timing of any purchases will depend on market conditions and other factors. The stock repurchase plan may be modified or discontinued at any time.

OptimumBank offers retail banking, commercial banking and real estate lending services and products to individuals and businesses in Broward, Dade, and Palm Beach Counties. OptimumBank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
            (954) 776-2332
            rlbrowdy@optimumbank.com
          Albert J. Finch, Chairman of the Board
            (954) 776-2332
            ajfinch@optimumbank.com